                                                                   Exhibit 11.01



                            GENERAL HOST CORPORATION

                   ADDITIONAL EARNINGS PER SHARE INFORMATION

             FISCAL YEARS ENDED JANUARY 26, 1997, JANUARY 28, 1996
                              AND JANUARY 29, 1995
                    (In thousands, except per share amounts)




                                                 1996         1995          1994
                                               --------     --------      --------
Earnings (loss) for full dilution:
  Income (loss) from continuing operations    $(10,740)     $ (4,339)     $  8,585
  Add interest on 8% Convertible Debentures,
    net of tax effect                            5,200         5,200         5,200
                                              --------      --------      --------
  Income (loss) from continuing operations,
    as adjusted                                 (5,540)          861        13,785
  Loss from discontinued operations                           (3,000)
                                              --------      --------      --------
  Net income (loss), as adjusted              $ (5,540)     $ (2,139)     $ 13,785
                                              ========      ========      ========


Shares used for calculating
  primary earnings per share                    24,414        24,416        24,411
    Additional shares from assumed conversion
    of 8% Convertible Debentures                 7,620         7,620         7,620
    Additional shares resulting from
      assumed exercise of stock options              0             0             0
                                              --------      --------      --------
                                                32,034        32,036        32,031
                                              ========      ========      ========

Fully diluted earnings (loss) per share:
  Income (loss) from continuing operations    $   (.17)     $    .03      $    .43
  Loss from discontinued operations                             (.10)
                                              --------      --------      --------
  Net income (loss)                           $   (.17)(1)  $   (.07)(1)  $    .43(1)
                                              ========      ========      ========



1 This calculation is submitted in accordance with Regulation S-K item 601 (b)(11) although it is contrary to paragraph 40 of APB Opinion 15 because it produces an anti-dilutive result.